Exhibit 99.1

Rouse Properties Reports First Quarter 2012 Results

- Signed Leases for 230,000 Square Feet, Increase of 50% Over 2011 -

- Mall Sales Rise by 4.7% -

- Acquired Grand Traverse Mall for $62.0 million —

Subsequent to Quarter End

- Declared Dividend of $0.07 Per Share —

- Refinanced the Pierre Bossier Mall for $48.5 Million —

New York, NY, May 15, 2012 - Rouse Properties, Inc. (the “Company”) (“Rouse”, NYSE: RSE) a national owner of regional enclosed malls, today announced results for the first quarter 2012.  The Company was spun off from General Growth Properties, Inc. (NYSE: GGP) on January 12, 2012. The Company’s results for the first quarter represent consolidated and combined results from January 1, 2012 through March 31, 2012.

“We are pleased with our accomplishments since the spin-off of the Company four months ago, and we have already made progress on our business plan and several key objectives,” commented Andrew Silberfein, President and Chief Executive Officer of Rouse Properties.  “While it will take time, we are optimistic that our expertise, scale, and focused capital investment in our malls will increase and optimize the cash flow and earnings as we move forward. We will strive to maximize the value of the Company for shareholders in the coming years by investing capital and resources into repositioning our assets, implementing aggressive leasing initiatives that grow both occupancy levels and sales per square foot throughout our portfolio, executing on timely refinancings to increase our financial flexibility, and selectively acquiring additional enclosed malls with significant growth potential.”

Operational Highlights

•                  Comparable tenant sales increased $13 per square foot, or 4.7%, on a trailing 12-month basis

•                  Leased percentage was 87.5% at quarter end, an increase of 40 basis points from March 31, 2011

•                  Initial rental rate for renewal leases executed decreased 0.5%, while the total for new and renewal leases increased 1.3% on a same suite rental basis

•                  Leased 230,000 square feet in the first quarter of 2012, up 50% from leasing activity in the first quarter of 2011

•                  Completed an additional 200,000 square feet of leases subsequent to quarter end, which exceeds the amount of square footage leased in the entire second quarter of 2011

Financial Results for the Quarter

Core Funds From Operations (“Core FFO”) was $15.0 million, or $0.41 per diluted share as compared to $18.7 million, or $0.52 per diluted share in the prior year period.  The decrease is primarily a result of the inclusion of actual costs associated with general and administrative costs whereas the 2011 results included an allocation from GGP.

Core Net Operating Income (“Core NOI”) was $36.8 million as compared to $38.0 million in the prior year period.

Net loss was $26.1 million, or $0.71 per diluted share, as compared to a net loss of $6.5 million, or $0.18 per diluted share in the prior year period.  The increase was impacted by non-cash accounting adjustments for the write off of previous mark-to-market adjustments on debt, approximately $9.0 million, and actual costs associated with general and administrative costs and other costs incurred during the first quarter of 2012.

Common Share Dividend

The Board of Directors declared a common stock dividend of $0.07 per share payable on July 30, 2012 to stockholders of record on July 16, 2012.  It is the Company’s objective to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company’s repositioning plan takes effect.

Capital Markets

During the quarter, the Company completed the following transactions:

•                  The Company entered into a senior secured credit facility with a syndicate of banks in connection with the spin off.  This senior facility provides borrowings on a revolving basis of up to $50.0 million and a senior secured term loan which provided an advance of $433.5 million. The proceeds of the term loan were used to refinance the existing debt of the portfolio and fund costs associated with the spin-off and the senior facility.  As of March 31, 2012, $10.0 million was outstanding under the revolving credit facility, and as of May 15, 2012 has been repaid.

•                  The Company entered into a subordinated unsecured revolving credit facility with a wholly-owned subsidiary of Brookfield Asset Management, Inc., a related party, that provides borrowings on a revolving basis of up to $100.0 million.  As of March 31, 2012 no amounts were outstanding under the subordinated revolving credit facility.

•                  The Company completed a rights offering and backstop purchase which resulted in the issuance of 13,333,333 shares of the Company’s common stock at $15.00 per share. Net proceeds from the rights offering and backstop purchase were approximately $192.1 million.

Subsequent to quarter-end, the Company completed the following financing transactions:

•                  In May 2012, the Company placed a new non-recourse mortgage on Pierre Bossier Mall, located in Bossier City (Shreveport), LA for $48.5 million.  The loan bears interest at a fixed rate of 4.94% and has a term of ten years.  Approximately $28.5 million of the proceeds were used to pay down the Pierre Bossier’s allocation of the Term Loan, and an additional $9.7 million was used to pay the release allocation further reducing the Term Loan’s outstanding balance, which currently bears interest at 6.0%.  Net proceeds to Rouse after related closing costs were approximately $9.9 million.

Acquisitions

In February, Rouse completed the acquisition of Grand Traverse Mall in Traverse City, Michigan for $62.0 million and an additional $4.2 million in closing and escrow costs. Rouse negotiated a $21 million discount to the existing loan and closed on a restructured $62.0 million non-recourse loan with a five-year term and an interest rate of 5.02%.

Management Team

During the first quarter, the Company added depth to the management team with the addition of Mr. Benjamin Schall as the Company’s Chief Operating Officer and Ms. Susan Elman, as Executive Vice President and General Counsel.

Mr. Schall will oversee the Company’s portfolio operations along with the implementation of the repositioning strategy, including asset management, development, construction and “big box” leasing. He was formerly a Senior Vice President with Vornado Realty Trust.  In this capacity, his responsibilities included overseeing all facets of the 18 million square foot, 140 asset suburban shopping center portfolio, including the large format or “big box” relationships and transactions for Vornado’s shopping centers and malls.

Ms. Elman will lead all of the Company’s legal efforts. She has more than 25 years of experience in the real estate industry and prior to joining Rouse was Senior Vice President and Deputy General Counsel of Forest City Ratner Companies. Ms. Elman handled the closing of over $5.0 billion in complex real estate transactions and was responsible for all legal matters including, development, financing, leasing, acquisitions/dispositions, joint ventures, litigation and corporate matters.

Supplemental Information

The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.

Investor Conference Webcast and Conference Call

Rouse Properties, Inc. will host a webcast and conference call at 9:00 a.m. ET on May 16, 2012, to discuss first quarter 2012 results. The number to call is 877-407-3982 (domestic) and 1-201-493-6780 (international). The live webcast will be available at www.rouseproperties.com under the Investors section.  A replay of the conference call will be available through May 30, 2012, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 394098.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements may include statements related to the Company’s ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company’s mall properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to identify and complete the acquisition of properties in new markets, the Company’s ability to complete redevelopment projects, the Company’s ability to increase margins, including Net Operating Income and the Company’s operating expectations for the full 2012 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other documents filed by the Company with the Securities and Exchange Commission.

Non GAAP Financial Measures

The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (real estate taxes, repairs and maintenance, marketing, other property operating costs, and provision for doubtful accounts).  We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance.  FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization.

In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the “Reconciliation of Core NOI and Core FFO” schedule attached to this release.

NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management’s computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the “Reconciliation of Non-GAAP to GAAP Financial Measures” schedule attached to this release.

About Rouse

Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the Company’s geographically diverse portfolio spans the United States from coast to coast, and includes 31 malls in 19 states encompassing approximately 22 million square feet of space. For more information, visit rouseproperties.com.

Contact

Investors:	Investor Relations	212-608-5108	IR@rouseproperties.com

Media:	Julie Cameron	212-608-5108	julie.cameron@rouseproperties.com

Consolidated and Combined Statements of Operations

	March 31, 2012	March 31, 2011
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues
Minimum rents	$37,212	$38,402
Tenant recoveries	16,596	18,096
Overage rents	1,445	1,301
Other	1,155	1,300
Total revenues	56,408	59,099

Expenses
Real estate taxes	5,990	6,025
Property maintenance costs	3,441	3,885
Marketing	461	766
Other property operating costs	14,399	14,036
Provision for doubtful accounts	263	210
General and administrative	5,144	2,529
Depreciation and amortization	18,274	18,968
Other	4,459	528
Total expenses	52,431	46,947

Operating income	3,977	12,152

Interest income	1	1
Interest expense	(29,989)	(18,540)
Loss before income taxes	(26,011)	(6,387)
Provision for income taxes	(66)	(148)
Net loss	$(26,077)	$(6,535)
Net loss per share - basic and diluted (1)	$(0.71)	$(0.18)

Comprehensive loss
Net loss	$(26,077)	$(6,535)
Other comprehensive loss:
Net unrealized loss on financial instrument	(130)	—
Comprehensive loss	$(26,207)	$(6,535)

(1) Calculated using weighted-average number of shares of 36,785,376 and 35,905,695 for the periods ended March 31, 2012 and 2011, respectively.

Consolidated and Combined Balance Sheets

	March 31, 2012
(In thousands, except per share amounts)	(Unaudited)	December 31, 2011

Assets:
Investments in real estate:
Land	$312,942	$299,941
Buildings and equipment	1,205,624	1,162,541
Less accumulated depreciation	(78,058)	(72,620)
Net investment in real estate	1,440,508	1,389,862
Cash and cash equivalents	194,961	204
Accounts receivable, net	19,377	17,561
Deferred expenses, net	42,509	35,549
Prepaid expenses and other assets	150,363	140,348
Total assets	$1,847,718	$1,583,524

Liabilities:
Mortgages, notes and loans payable	$1,179,645	$1,059,684
Accounts payable and accrued expenses	83,506	97,512
Total liabilities	1,263,151	1,157,196

Equity
Total stockholders’ equity	584,567	426,328
Total liabilities and equity	$1,847,718	$1,583,524

Supplemental Reconciliation of Core NOI and Core FFO

	March 31, 2012			March 31, 2011
	(Unaudited)			(Unaudited)
		Core	Core		Core	Core
(In thousands, except per share amounts)	GAAP	Adjustments	NOI / FFO	GAAP	Adjustments	NOI / FFO
Revenues
Minimum rents (1)	$37,212	$4,937	$42,149	$38,402	$3,767	$42,169
Tenant recoveries	16,596	—	16,596	18,096	—	18,096
Overage rents	1,445	—	1,445	1,301	—	1,301
Other	1,155	—	1,155	1,300	—	1,300
Total revenues	56,408	4,937	61,345	59,099	3,767	62,866

Expenses
Real estate taxes	5,990	—	5,990	6,025	—	6,025
Property maintenance costs	3,441	—	3,441	3,885	—	3,885
Marketing	461	—	461	766	—	766
Other property operating costs (2)	14,399	(31)	14,368	14,036	(31)	14,005
Provision for doubtful accounts	263	—	263	210	—	210
Total expenses	24,554	(31)	24,523	24,922	(31)	24,891

Net Operating Income	31,854	4,968	36,822	34,177	3,798	37,975
Less:
General and administrative	5,144	—	5,144	2,529	—	2,529
Other (4)	4,459	(4,459)	—	528	(528)	—
Subtotal	22,251	9,427	31,678	31,120	4,326	35,446

Interest income	1	—	1	1	—	1
Interest expense
Mark-to-market adjustments on debt	(2,724)	2,724	—	(1,799)	1,799	—
Write-off of market rate debt adjustments	(8,958)	8,958	—	—	—	—
Amortization of deferred financing costs	(1,668)	1,668	—	—	—	—
Interest on existing debt	(16,639)	—	(16,639)	(16,741)	—	(16,741)
(Provision for) benefit from income taxes	(66)	66	—	(148)	148	—
Funds from operations	$(7,803)	$22,843	$15,040	$12,433	$6,273	$18,706
Funds from operations per share - basic and diluted (5)			$0.41			$0.52
Funds from operations per share - (normalized) (6)			$0.30			$0.38

(1) Core adjustments include amounts for straight-line rent of ($1,499) and ($2,081) and above/below market lease amortization of $6,436 and $5,848 for the three months ended March 31, 2012 and 2011, respectively.

(2) Core adjustments include above/below market ground lease amortization of ($31) for the three months ended March 31, 2012 and 2011, respectively.

(3) General and administrative costs include $171 of non-cash stock compensation expense and $352 of corporate allocation from GGP.

(4) Core adjustments include non-recurring costs related to the spin-off from General Growth Properties and property acquisition costs.

(5) Calculated using weighted-average number of shares of 36,785,376 and 35,905,695 for the periods ended March 31, 2012 and 2011.

(6) Assumes all of the common shares were issued on January 1, 2012 and 2011.  Calculated using 49,573,567 shares.

Supplemental Reconciliation of Non-GAAP to GAAP Financial Measures

	March 31, 2012	March 31, 2011
(In thousands, except share and per share amounts)	(Unaudited)	(Unaudited)

Reconciliation of NOI to GAAP Operating Income
NOI:	$31,854	$34,177
General and administrative	(5,144)	(2,529)
Other	(4,459)	(528)
Depreciation and amortization	(18,274)	(18,968)
Operating income	$3,977	$12,152

Reconciliation of FFO to GAAP Net Loss Attributable to Common Stockholders
FFO:	$(7,803)	$12,433
Deprecication and amortization	(18,274)	(18,968)
Net loss attributable to common stockholders	$(26,077)	$(6,535)

Weighted average numbers of shares outstanding	36,785,376	35,905,695
Per Share	$(0.71)	$(0.18)

Weighted average numbers of shares outstanding (normalized) (1)	49,573,567	49,573,567
Per Share (normalized)	$(0.53)	$(0.13)

(1) Assumes all of the common shares were issued on January 1, 2012 and 2011.  Calculated using 49,573,567 shares.